Exhibit 99.1

Celcuity Reports First Quarter 2019 Financial Results

Minneapolis, Minnesota—May 7, 2019—Celcuity Inc. (Nasdaq: CELC), a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve clinical outcomes of cancer patients treated with targeted therapies, announced financial results for the first quarter ended March 31, 2019.

Unless otherwise stated, all comparisons are for the first quarter ended March 31, 2019, compared to the first quarter ended March 31, 2018.

Celcuity reported a net loss of $1.85 million, or $0.18 per share, for the first quarter of 2019, compared to a net loss of $1.97 million, or $0.19 per share, for the first quarter of 2018. Non-GAAP adjusted net loss was $1.66 million, or $0.16 per share, for the first quarter of 2019, compared to non-GAAP adjusted net loss of $1.63 million, or $0.16 per share, for the first quarter of 2018. Non-GAAP adjusted net loss excludes stock-based compensation expense. Because this item has no impact on the cash position of the Company, management believes Non-GAAP adjusted net loss better enables Celcuity to focus on cash used in operations. For a reconciliation of financial measures in accordance with generally accepted accounting principles of the United States (GAAP) to non-GAAP financial measures in this release, please see the financial tables at the end of this news release.

Net cash used in operating activities for the first quarter of 2019 was $1.59 million. At March 31, 2019, Celcuity had cash, cash equivalents and investments of $23.4 million, compared to cash, cash equivalents and investments of $30.0 million at March 31, 2018.

“To accelerate enrollment in the FACT 1 trial, we began the process of adding new clinical sites in late 2018,” said Chairman and Chief Executive Officer, Brian Sullivan. “The FACT 1 trial is evaluating the safety and efficacy of Genentech’s drugs, Herceptin® and Perjeta®, and chemotherapy, in early stage breast cancer patients selected with Celcuity’s CELx HSF Test. During the first quarter of 2019, we met our goal of getting 16 new clinical sites to begin the activities required to participate in the FACT 1 trial. These sites are now at various stages of obtaining Institutional Review Board (IRB) and other related approvals. These approval-related activities are expected to take between three to nine months, depending on a site’s internal processes. The addition of these sites would more than double the current number of activated sites enrolling patients for this trial. We expect interim results will be available from this trial in late 2019 and final results approximately nine months later.

“The FACT 2 clinical trial was activated as planned in early April and will evaluate Puma Biotechnology Inc.’s targeted therapy, Nerlynx®, in patients our CELx HSF test selects. We expect interim results from this trial in late 2019 or early 2020 and final results approximately 12 months later. The trial with NSABP and Puma Biotechnology, Inc. to evaluate tissue samples from a Phase II study evaluating Puma Biotechnology’s pan-HER inhibitor, Nerlynx, Genentech’s HER2 antibody, Herceptin, and Bristol-Myers Squibb’s EGFR inhibitor, Erbitux, in metastatic colorectal cancer patients also continues to progress.”

Mr. Sullivan added, “We continued to advance development of new tests in breast cancer and two additional tissue types. Our goal is to complete development of another cell signaling function test for breast cancer that diagnoses a new sub-type of breast cancer not currently detected with a molecular test. The tests for two new tumor types would further increase the opportunities for us to provide companion diagnostics that we believe will enable pharmaceutical companies to obtain new drug indications for the cancer sub-types our tests diagnose.

“We also continued progress towards finalizing a clinical collaboration with a pharmaceutical company to study breast cancer patients identified by our CELx MP test with hyperactive and co-activated HER family and c-Met signaling activity.”

Operating Expenses

Total operating expenses were $1.97 million for the first quarter of 2019, compared to $2.08 million for the first quarter of 2018.

Research and Development Expenses:

Research and development (R&D) expenses were $1.59 million for the first quarter of 2019, compared to $1.55 million for the first quarter of 2018. The approximately $0.05 million increase resulted primarily from legal expenses related to patent costs and operational and business development activities.

General and Administrative Expenses:

General and administrative (G&A) expenses were $0.38 million for the first quarter of 2019, compared to $0.53 million for the first quarter of 2018. The approximately $0.15 million decrease primarily resulted from non-cash stock-based compensation.

Conference Call

Management will host a teleconference call at 4:30 PM Eastern Time today to discuss the results. Anyone interested in participating should dial 1-877-876-9173 referencing confirmation code “Celcuity.” Participants are asked to dial in 5 to 10 minutes prior to the start of the call and inform the operator you would like to join the “Celcuity Conference Call.”

About Celcuity

Celcuity Inc. is a cellular analysis company that is discovering new cancer sub-types and commercializing diagnostic tests designed to significantly improve the clinical outcomes of cancer patients treated with targeted therapies.  Celcuity’s proprietary CELx diagnostic platform uses a patient’s living tumor cells to identify the specific abnormal cellular activity driving a patient’s cancer and the targeted therapy that can best treat that patient’s disease. Celcuity is headquartered in Minneapolis, MN. Further information about Celcuity can be found at www.celcuity.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward looking statements in this release include, without limitation, expectations with respect to commercializing diagnostic tests, the use of cash, the discovery of additional cancer sub-types, the development of additional CELx signaling function tests, the uses and breadth of application of CELx signaling function tests, whether alone or in collaboration with other tests, collaboration with pharmaceutical companies and the outcomes of such collaboration, the outcome of our FACT 1 clinical trial with NSABP Foundation and Genentech, the outcome of our FACT 2 clinical trial with Puma Biotechnology, Inc. and the West Cancer Center, the outcome of the clinical trial Puma Biotechnology and the NSABP Foundation are fielding and of which we are providing services, clinical trial site approval activities and the timing of such activities, clinical trial patient enrollment and timing of results, anticipated benefits that our tests may provide to pharmaceutical companies and to the clinical outcomes of cancer patients and plans to expand research and development and operational processes. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 1, 2019. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

763-392-0123

Celcuity Inc
Condensed Balance Sheets

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$14,724,166	$15,944,609
Investments	8,699,944	8,952,907
Deposits	22,009	22,009
Deferred transaction costs	28,743	28,743
Prepaid assets	287,765	269,940
Total current assets	23,762,627	25,218,208

Property and equipment, net	862,185	813,613
Operating lease right-of-use assets	315,688	-

Total Assets	$24,940,500	$26,031,821

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$208,919	$119,811
Finance lease liabilities	5,740	5,730
Operating lease liabilities	182,302	-
Accrued expenses	485,194	536,791
Total current liabilities	882,155	662,332

Finance lease liabilities	18,440	19,878
Operating lease liabilities	176,600	-

Total Liabilities	1,077,195	682,210
Total Stockholders' Equity	23,863,305	25,349,611
Total Liabilities and Stockholders' Equity	$24,940,500	$26,031,821

Celcuity Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$1,590,958	$1,545,668
General and administrative	383,545	530,640
Total operating expenses	1,974,503	2,076,308
Loss from operations	(1,974,503)	(2,076,308)

Other income (expense)
Interest expense	(43)	-
Interest income	128,638	108,361
Other income (expense), net	128,595	108,361
Net loss before income taxes	(1,845,908)	(1,967,947)
Income tax benefits	-	-
Net loss	$(1,845,908)	$(1,967,947)
Net loss per share, basic and diluted	$(0.18)	$(0.19)

Weighted average common shares outstanding, basic and diluted	10,198,461	10,096,008

Cautionary Statement Regarding Non-GAAP Financial Measures

This news release contains references to non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Management believes these non-GAAP financial measures are useful supplemental measures for planning, monitoring, and evaluating operational performance as they exclude stock-based compensation expense from net loss and net loss per share. Management excludes this item because it does not impact the cash position of the Company, which management believes better enables Celcuity to focus on cash used in operations. However, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP. Therefore, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP adjusted net loss and non-GAAP adjusted net loss per share should not be construed as alternatives to net loss, net loss per share or other statements of operations data (which are determined in accordance with GAAP) as an indicator of Celcuity’s performance or as a measure of liquidity and cash flows. Management’s method of calculating non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Celcuity Inc
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss and
GAAP Net Loss Per Share to Non-GAAP Adjusted Net Loss Per Share
(Unaudited)

	Three Months Ended March 31,
	2019	2018

GAAP net loss	$(1,845,908)	$(1,967,947)
Adjustments:
Stock-based compensation
Research and development	100,257	161,670 (1)
General and administrative	84,388	174,810 (2)
Non-GAAP adjusted net loss	$(1,661,263)	$(1,631,467)

GAAP net loss per share - basic and diluted	$(0.18)	$(0.19)
Adjustment to net loss (as detailed above)	0.02	0.03
Non-GAAP adjusted net loss per share	$(0.16)	$(0.16)

Weighted average common shares outstanding, basic and diluted	10,198,461	10,096,008

(1)	To reflect a non-cash charge to operating expense for Research and Development stock-based compensation.
(2)	To reflect a non-cash charge to operating expense for General and Administrative stock-based compensation.